Exhibit 99.1
Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Marty Ordman
Phone: 818-874-4834
Dole Food Company, Inc. Files
Registration Statement for Initial Public Offering
WESTLAKE VILLAGE, California August 14, 2009 — Dole Food Company, Inc. announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to a proposed initial public offering of shares of its common stock. The offered shares will include shares to be newly issued by Dole as well as shares to be sold by the sole current stockholder of the company. The number of shares to be offered, the allocation of shares to be sold as between Dole and its sole stockholder and the price range for the offering have not yet been determined. Dole expects to use the net proceeds it receives from the offering to pay down certain indebtedness, and the remaining net proceeds, if any, for general corporate purposes. Dole will not receive any of the proceeds from the sale of shares by its sole stockholder. Dole intends to apply to list the common stock on The New York Stock Exchange under the ticker symbol “DOLE.”
Goldman, Sachs & Co., BofA Merrill Lynch, Deutsche Bank Securities and Wells Fargo Securities will act as joint book running managers for the offering. The offering will be made by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from the prospectus department of Goldman, Sachs & Co. at 85 Broad Street, New York, New York 10004, Attention: Prospectus Department, by telephone at 212-902-1171 or by emailing Prospectus-ny@ny.email.gs.com.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful prior to their registration and qualification under the securities laws of any such state or jurisdiction.